UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Westamerica Bancorporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2009

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Westamerica Bancorporation. It will be held at 11:00 a.m. Pacific Time on Thursday, April 23, 2009, at the Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California as stated in the formal notice accompanying this letter. We hope you will plan to attend.

At the Annual Meeting, the Shareholders will be asked to (i) elect nine directors, (ii) approve the material terms of the performance criteria for performance-based awards under Westamerica’s Stock Option Plan of 1995, as amended, (iii) approve a non-binding advisory vote on executive compensation, and (iv) conduct other business that properly comes before the Annual Meeting.

In order to ensure your shares are voted at the Annual Meeting, you can vote through the Internet, by telephone or by mail. Instructions regarding Internet and telephone voting are included on the Proxy Card. If you elect to vote by mail, please sign, date and return the Proxy Card in the accompanying postage-paid envelope. The Proxy Statement explains more about voting. If you attend the Annual Meeting, you may vote in person even though you previously voted your proxy.

We look forward to seeing you at the Annual Meeting on Thursday, April 23, 2009, at the Fairfield Center for Creative Arts.

Sincerely,

David L. Payne

Chairman of the Board, President

and Chief Executive Officer

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time

Thursday, April 23, 2009, at 11:00 a.m. Pacific Time

Place

Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California

Items of Business

1. To elect nine Directors to serve until the 2010 Annual Meeting of Shareholders;

2. To Approve the Material Terms of the Performance Criteria for Performance-Based Awards Under the amended and Restated Westamerica Bancorporation Stock Option Plan of 1995, as amended;

3. To Approve a Non-Biding Advisory Vote on Executive Compensation, and;

4. To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements.

Who Can Vote?

Shareholders of record at the close of business on February 23, 2009 are entitled to notice of, and to vote at the Annual Meeting or any postponement or adjournment thereof.

Admission to the Meeting

Unlike previous years, tickets for admission will not be issued this year. To facilitate the admission process, Shareholders of Record planning to attend the meeting should check the appropriate box on the Proxy Card. Your name will be added to a list of attendees. If you hold shares through an intermediary, such as a bank or broker, you will need to register at the registration desk. Please have the following as evidence of ownership: 1) a Legal Proxy, which you can obtain from your bank or broker or other intermediary; OR 2) your shareholder statement dated on or after February 23, 2009, the Annual Meeting Record Date; AND 3) a picture ID.

Annual Report

Westamerica Bancorporation’s Annual Report on Form 10-K (“Annual Report”) to Shareholders for the fiscal year ended December 31, 2008 is enclosed. The Annual Report contains financial and other information about the activities of Westamerica Bancorporation, but does not constitute a part of the proxy soliciting materials.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine

VP/Corporate Secretary

Dated: March 13, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING BEING HELD ON THURSDAY, APRIL 23, 2009. THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.WESTAMERICA.COM

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY, OR VOTE BY TELEPHONE OR THE INTERNET USING THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

General

Voting Information	1

Additional Information	3

Stock Ownership	3

Section 16(a) Beneficial Ownership Reporting Compliance	5

Board of Directors

Proposal 1: Election of Directors	6

Nominees	6

Board of Directors and Committees	8

Director Compensation	11

Executive Compensation

Compensation Discussion and Analysis	11

Board Compensation Committee Report	22

Compensation Committee Interlocks and Insider Participation	22

Summary Compensation Table	23

Grants of Plan-Based Awards Table for Fiscal Year 2008	25

Outstanding Equity Awards Table at Fiscal Year-End 2008	26

Option Exercises and Stock Vested Table for Fiscal Year 2008	27

Pension Benefits Table for 2008	27

Nonqualified Deferred Compensation Table for Fiscal Year 2008	28

Potential Payments Upon Termination or Change in Control	29

Certain Relationships and Related Party Transactions	30

Proposal 2: Approval of the Material Terms of the Performance Criteria for Performance-Based Awards Under the Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995, as amended	30

Proposal 3: Approval of a Non-Binding Advisory Vote on Executive Compensation	33

Independent Auditors	34

Audit Committee Report	35

Shareholder Proposal Guidelines	36

Shareholder Communication to Board of Directors	37

Other Matters	37

WESTAMERICA BANCORPORATION

1108 Fifth Avenue

San Rafael, California 94901

PROXY STATEMENT

March 13, 2009

GENERAL

This Proxy Statement and the accompanying Proxy Card are being mailed to Shareholders of Westamerica Bancorporation (“Westamerica” or the “Corporation”) beginning on or about March 13, 2009. The Westamerica Board of Directors is soliciting proxies to be used at the 2009 Annual Meeting of Westamerica Shareholders, which will be held at 11:00 a.m. Pacific Time, Thursday, April 23, 2009, or at any adjournment or postponement of the Meeting. Proxies are solicited to give all Shareholders of Record (“Record Holder”) an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted on at the Annual Meeting.

Voting Information

Who Can Vote. You are entitled to vote if you were a Record Holder of Westamerica common stock as of the close of business on February 23, 2009. Your shares can be voted at the Meeting only if you are present or represented by a valid proxy. If your shares of common stock are held by a bank, broker or other nominee in “street name,” you are a “beneficial owner” and will receive voting instructions from the bank, broker or other nominee (including instructions, if any, on how to vote by telephone or through the Internet). You must follow these instructions in order to have your shares voted.

Voting in Person at the Meeting. To be able to vote in person at the Annual Meeting, beneficial owners must obtain and bring to the Annual Meeting a legal proxy from the institution that holds your shares, indicating that you were the beneficial owner of the shares on February 23, 2009, the Record Date for voting.

Proxy Card. The Board has designated Arthur C. Latno, Jr., Ronald A. Nelson and Edward B. Sylvester to serve as Proxies for the Annual Meeting. As Proxies, they will vote the shares represented by proxies at the Annual Meeting. If you sign, date and return your Proxy Card but do not specify how to vote your shares, the Proxies will vote FOR the election of all of the Director nominees, FOR the approval of the material terms of the performance criteria for performance-based awards under Westamerica’s Stock Option Plan of 1995, as amended, and FOR the approval of a non-binding advisory vote on executive compensation. The Proxies will also have discretionary authority to vote in accordance with their judgment on any other matter that may properly come before the Meeting that we did not have notice of by January 28, 2009.

Quorum and Shares Outstanding. A quorum, which is a majority of the total shares outstanding as of the Record Date, must be present to hold the Meeting. A quorum is calculated based on the number of shares represented by Shareholders attending in person or by proxy. On February 23, 2009, 28,875,157 shares of Westamerica common stock were outstanding. We also count broker non-votes, which we describe below, as shares present or represented at the Meeting for the purpose of determining whether a quorum exists.

Required Votes – Election of Director Nominees. Each share is entitled to one vote, except in the election of Directors where a Shareholder may cumulate votes as to candidates nominated prior to voting, but only when a Shareholder gives notice of intent to cumulate votes prior to the voting at the Meeting. If any Shareholder gives such notice, all Shareholders may cumulate their votes for nominees. Under cumulative voting, each share carries as many votes as the number of Directors to be elected, and the Shareholder may cast all of such votes for a single nominee or distribute them in any manner among as many nominees as desired. In the election of Directors, the nine nominees receiving the highest number of votes will be elected. If your proxy is marked “Withhold” with regard to the election of any nominee, your shares will be counted toward a quorum and for other nominees but they will not be voted for or against the election of that nominee.

Other Matters. Approval of any other matter considered at the Meeting will require the affirmative vote of a majority of the shares present or represented by proxy and voting at the Meeting.

Broker Non-Votes. Broker non-votes will be included as “present” for the purpose of determining the presence of a quorum. A broker non-vote occurs under the stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given on a timely basis. Brokers may vote at their discretion on routine matters, such as the election of Directors, but not on non-routine matters.

How You Can Vote. Record Holders may vote by proxy or in person at the Meeting. To vote by proxy, you may select one of the following options:

Vote by Telephone. You can vote your shares by telephone by calling the toll-free telephone number shown on your Proxy Card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the Shareholder by using individual control numbers, which you will find on your Proxy Card. If you vote by telephone, you should NOT return your Proxy Card.

Vote by Internet. You can choose to vote on the Internet. The website for Internet voting is shown on your Proxy Card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate the Shareholder by using individual control numbers, which you will find on your Proxy Card. If you vote on the Internet, you should NOT return your Proxy Card.

If you vote by telephone or Internet, your vote must be received by 1:00 a.m. Central Time, on April 23, 2009 to ensure that your vote is counted. For Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) participants, your vote must be received by 1:00 a.m. Central Time, on April 21, 2009.

Vote by Mail. If you choose to vote by mail, simply mark your Proxy Card, date and sign it, and return it in the postage-paid envelope provided.

Beneficial owners must follow voting instructions received from your bank, broker or other nominee in order to have your shares voted.

We have been advised by counsel that these telephone and Internet voting procedures comply with California law.

Revocation of Proxy. Record holders who vote by proxy, whether by telephone, Internet or mail, may revoke that proxy at any time before it is voted at the Meeting. You may do this by: (a) signing another Proxy Card with a later date and delivering it to us prior to the Meeting or sending a notice of revocation to the Corporate Secretary of Westamerica at 1108 Fifth Avenue, San Rafael, CA 94901; (b) voting at a later time by telephone or on the Internet prior to 1:00 a.m. Central Time, on April 23, 2009 (April 21, 2009 for ESOP participants); or (c) attending the Meeting in person and casting a ballot. If you hold shares in street name, you may change your vote by submitting new voting instructions to your broker or other nominee.

Additional Information

Householding. As permitted by the Securities Exchange Act of 1934 (the “Exchange Act”) only one copy of the Annual Report and the Proxy Statement is being delivered to Shareholders residing at the same address, unless such Shareholders have notified their bank, broker, Computershare Investor Services or other holder of record that they wish to receive separate mailings. If you are a beneficial holder and own your shares in street name, contact your broker, bank or other holder of record to discontinue householding and receive your own separate copy of Proxy Statements and Annual Reports in future years. If you are a registered holder and own your shares through Computershare Investor Services, contact Computershare toll-free at 877-588-4258 or in writing directed to Computershare Investor Services, 250 Royall Street, Mail Stop 1A, Canton, MA 02021 to discontinue householding and receive multiple Annual Reports and Proxy Statements in future years. To receive an additional Annual Report or Proxy Statement this year, contact Shareholder Relations at 707-863-6992.

At least one account at your address must continue to receive an Annual Report, unless you elect to receive future Annual Reports and Proxy Statements over the Internet. Mailing of dividends, dividend reinvestment statements, and special notices will not be affected by your election to discontinue duplicate mailings of the Annual Report and Proxy Statement. Regardless of householding, each Shareholder will continue to receive a separate Proxy Card and return envelope.

Electronic Access to Proxy Materials and Annual Reports. This Proxy Statement and the 2008 Annual Report are available on the Corporation’s Internet site at: www.westamerica.com If you hold your Westamerica common stock in street name through a broker, a bank or other nominee, you may have the option of securing your Proxy Statement and Annual Report over the Internet. If you vote this year’s proxy electronically, you may also be able to elect to receive future Proxy Statements, Annual Reports and other materials electronically by following the instructions given by your bank, broker, or other holder of record when you vote. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this Proxy Statement.

Stock Ownership

Security Ownership of Certain Beneficial Owners. Based on Schedule 13G filings, Shareholders beneficially holding more than 5% of Westamerica common stock outstanding as of December 31, 2008, in addition to those disclosed in the Security Ownership of Directors and Management below, were:

Name and Address of Beneficial Owner	Title of Class	Number of Shares Beneficially Owned		Percent of Class
Neuberger Berman, Inc.	Common	2,612,892	(1)	9.05%
605 Third Avenue, New York, New York 10158

Barclays Global Investors, N.A.	Common	1,775,369	(2)	6.08%
Barclays Global Fund Advisors
44 Fremont Street, San Francisco, CA 94105

T. Rowe Price Associates, Inc.	Common	1,675,123	(3)	5.70%
1100 East Pratt Street, Baltimore MD 21202-1009

(1) The Schedule 13G disclosed that the reporting entity held sole voting power over 26,597 shares, shared voting power over 2,158,243 shares and shared dispositive power over 2,612,892 shares.

(2) The Schedule 13G disclosed that the reporting entity, through its subsidiaries Barclays Global Fund Advisors and Barclays Global Investors, NA (“Barclays”), held sole voting power over 1,453,335 shares and sole dispositive power over 1,755,369 shares.

(3) The Schedule 13G disclosed that the reporting entity held sole voting power over 161,903 shares and sole dispositive power over 1,675,123 shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Security Ownership of Directors and Management. The following table shows the number of common shares and the percentage of the common shares beneficially owned (as defined below) by each of the current Directors, by the Chief Executive Officer (“CEO”), by the Chief Financial Officer (“CFO”), and by the three other most highly compensated executive officers, and by all Directors and Officers of the Corporation as a group as of February 23, 2009. For the purpose of the disclosure of ownership of shares by Directors and Officers below, shares are considered to be “beneficially” owned if a person, directly or indirectly, has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership of shares within 60 days of February 23, 2009.

Amount and Nature of Beneficial Ownership

Name and Address**	Sole Voting and Investment Power		Shared Voting and Investment Power		Right to Acquire Within 60 days of Feb. 23. 2009		Total(1)	Percent of Class*(2)
Etta Allen	10,766	(3)					10,766	*
Louis E. Bartolini	1,800						1,800	*
E. Joseph Bowler	18		25,867	(4)			25,885	0.1%
Arthur C. Latno, Jr.	3,291	(5)					3,291	*
Patrick D. Lynch	1,000						1,000	*
Catherine Cope MacMillan	7,159	(6)					7,159	*
Ronald A. Nelson	44,000						44,000	0.2%
David L. Payne	921	(7)	794,107	(8)	1,430,280		2,225,308	7.3%
Edward B. Sylvester	84,450						84,450	0.3%
John “Robert” A. Thorson	860	(9)	4,313	(10)	94,586	(11)	99,759	0.3%
Jennifer J. Finger	1,127		703		185,345	(11)	187,175	0.6%
Dennis R. Hansen	30		21,341		98,441	(11)	119,812	0.4%
David L. Robinson	825		384		93,768	(11)	94,977	0.3%
All 15 Directors and Executive Officers as a Group	156,351		848,601		1,933,871		2,938,823	9.6%

* Indicates beneficial ownership of less than one-tenth of one percent (0.1%) of the Corporation’s Common Stock.

** The address of all persons listed is 1108 Fifth Avenue, San Rafael, CA 94901.

(1) None of the shares held by the Directors and Officers listed below have been pledged.

(2) In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(3) Includes 10,350 shares held in a trust as to which Mrs. Allen is trustee.

(4) Includes 25,867 shares held in trust as to which Mr. Bowler is co-trustee with shared voting and investment power.

(5) Includes 1,115 shares owned by Mr. Latno’s wife as to which Mr. Latno disclaims beneficial ownership.

(6) Includes 5,859 shares held in a trust as to which Ms. MacMillan is trustee.

(7) Includes 921 shares held in trusts under the California Uniform Gift to Minors Act for as to which Mr. Payne is custodian.

(8) Includes 528,837 shares owned by Gibson Radio and Publishing Company, of which Mr. Payne is President and Chief Executive Officer, as to which Mr. Payne disclaims beneficial ownership, and 203,116 shares held in a trust as to which Mr. Payne is co-trustee with shared voting and investment power.

(9) Includes 830 shares held in trusts under the California Uniform Gift to Minors Act as to which Mr. Thorson is custodian.

(10) Includes 4,183 shares held in a trust as to which Mr. Thorson is co-trustee with shared voting and investment power.

(11) During 1996, the Corporation adopted the Westamerica Bancorporation Deferral Plan (the “Deferral Plan”) that allows recipients of Restricted Performance Shares (“RPS”) to defer receipt of vested RPS shares into succeeding years. Amounts shown include RPS shares that have been deferred into the Deferral Plan for the following accounts in amounts of: Ms. Finger—25,030 shares; Messrs. Thorson—0 shares; Robinson—13,430; and Hansen—6,590 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s Directors and Executive Officers and persons who own more than 10% of a registered class of the Corporation’s equity securities to file with the SEC and NASDAQ initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation, and to send a copy to the Corporation.

To the Corporation’s knowledge and based solely on a review of the copies of reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements were complied with timely by Westamerica’s officers and Directors.

BOARD OF DIRECTORS

Proposal 1 — Election of Directors

Nine Directors have been nominated for election at the Meeting to hold office for the ensuing year or until their successors are elected and qualified. The Proxies will vote for the nine nominees named below unless you give different voting instructions on your Proxy Card. Each nominee is presently a Director of the Corporation and has consented to serve a new term. The Board does not anticipate that any of the nominees will be unavailable to serve as a Director, but if that should occur before the Meeting, the Board reserves the right to substitute another person as nominee. The Proxies will vote for any substitute nominated by the Board of Directors. The Proxies may use their discretion to cumulate votes for election of Directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

Nominees

The nominees for election as Directors are named and certain information with respect to them is given below. The information has been furnished to the Corporation by the respective nominees. All of the nominees have engaged in their indicated principal occupation for more than five years, unless otherwise indicated.

		Director
Name of Nominee	Principal Occupation	Since

Etta Allen	Mrs. Allen, 79, is President and owner of Allen Heating and Sheet Metal of Greenbrae, California, and President and owner of Sunny Slope Vineyard, Glen Ellen, California.	1988

Louis E. Bartolini	Mr. Bartolini, 76, retired in 1988 as a Vice President and financial consultant with Merrill Lynch, Pierce, Fenner & Smith, Inc. He currently devotes some of his time to serving on various community service boards.	1991

E. Joseph Bowler	Mr. Bowler, 72, retired in 2002 as Senior Vice President and Treasurer of the Corporation. Currently, he serves as a director and trustee of various non-profit community organizations.	2003

Arthur C. Latno, Jr.	Mr. Latno, 79, was an Executive Vice President for Pacific Telesis Group (formerly Pacific Telephone Co.) in San Francisco, California. Mr. Latno retired from that company in November of 1992. He currently devotes some of his time to serving on various community service boards.	1985

Patrick D. Lynch	Mr. Lynch, 75, currently serves as a consultant to several private high technology firms.	1986

		Director
Name of Nominee	Principal Occupation	Since

Catherine Cope MacMillan	Ms. MacMillan, 61, is Secretary and Chief Financial Officer for Nob Hill Properties, Inc., the owner of the Huntington Hotel in San Francisco, California. Prior to 2000, she was President and owner of the Firehouse Restaurant in Sacramento, California.	1985

Ronald A. Nelson	Mr. Nelson, 66, was Executive Vice President of Charles M. Schulz Creative Associates, and a general partner in various Schulz partnerships through 1995. He has long been involved in the development of commercial property and also devotes time to personal investments and business consulting.	1988

David L. Payne	Mr. Payne, 53, is the Chairman of the Board, President and Chief Executive Officer of the Corporation. Mr. Payne is President and Chief Executive Officer of Gibson Printing and Publishing Company and Gibson Radio and Publishing Company, which are newspaper, commercial printing and real estate investment companies headquartered in Vallejo, California.	1984

Edward B. Sylvester	Mr. Sylvester, 72, is the President of Sylvester Engineering, Inc., which is a civil engineering and planning firm in Nevada City, California. Mr. Sylvester is also the Chairman of Nevada County Broadcasters which owns radio stations in Nevada and Yuba counties.	1979

THE BOARD RECOMMENDS ELECTION OF ALL NOMINEES.

Board of Directors and Committees

Director Independence

The Board of Directors has considered whether any relationships or transactions related to a Director were inconsistent with a Director’s independence. Based on this review, the Board has determined that E. Allen, L.E. Bartolini, E.J. Bowler, A.C. Latno, Jr., P.D. Lynch, C.C. MacMillan, R.A. Nelson, and E.B. Sylvester are “independent” Directors as defined in NASDAQ rules.

Meetings

The Corporation expects all board members to attend all meetings, including the Annual Meeting of Shareholders, except for reasons of health or special circumstances. Last year all nine Directors attended the Annual Meeting. The Board held a total of 11 meetings during 2008. Every Director attended at least 75% of the aggregate of: (i) the Board Meetings held during that period in which they served; and (ii) the total number of meetings of any Committee of the Board on which the Director served.

Committees of the Board

Executive Committee:

Members: D.L. Payne, Chairman; A.C. Latno, Jr., P.D. Lynch and E.B. Sylvester.

Number of Meetings in 2008: Ten

Functions: The Board delegates to the Executive Committee any powers and authority of the Board in the management of the business affairs of the Corporation, which the Board is allowed to delegate under California law.

Audit Committee:

Members: R.A. Nelson, Chairman; L.E. Bartolini, E.J. Bowler, and C.C. MacMillan. The Board of Directors has determined that all members are independent, as that term is defined by applicable rules of NASDAQ. The Board has also designated Mr. Nelson as the “Audit Committee financial expert” as defined by the rules of the SEC and has determined that he is “financially sophisticated” under NASDAQ rules. In concluding that Mr. Nelson is the Audit Committee financial expert, the Board determined that he has:

• an understanding of generally accepted accounting principles and financial statements;

• the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

• experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation’s financial statements, or experience actively supervising one or more persons engaged in such activities;

• an understanding of internal control over financial reporting; and

• an understanding of audit committee functions.

Designation of a person as an Audit Committee financial expert does not result in the person being deemed an expert for any purpose, including under Section 11 of the Securities Act of 1933. The designation does not impose on the person any duties, obligations or liability greater than those imposed on any other Audit Committee member or any other Director and does not affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Number of Meetings in 2008: Five

Functions: The Audit Committee provides independent, objective oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independence and performance of the Corporation’s independent auditor as it performs audit, review or attest services, and the Corporation’s internal audit and control function. It selects and retains the independent auditors, reviews the plan and the results of the auditing engagement. It acts pursuant to a written charter that was amended by the Board on January 25, 2007 and was attached as an exhibit to the Proxy Statement for the 2007 Annual Meeting of Shareholders. The Audit Committee Report that follows below more fully describes the responsibilities and the activities of the Audit Committee.

Employee Benefits and Compensation Committee:

Members: P.D. Lynch, Chairman; E. Allen, A.C. Latno, Jr., and R.A. Nelson.

The Employee Benefits and Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised solely of Directors who are not current or former employees of Westamerica or any of its affiliates. They are independent as defined by NASDAQ rules.

Number of Meetings in 2008: Five

Functions: The Compensation Committee administers Westamerica Bancorporation’s Amended and Restated Stock Option Plan of 1995, Tax Deferred Savings and Retirement Plan, Deferred Profit Sharing Plan, Deferred Compensation Plan, and the Westamerica Bancorporation Deferral Plan. It administers the Corporation’s compensation programs and reviews and reports to the Board the compensation level for executive officers, including the CEO, of the Corporation and its subsidiaries.

The Compensation Committee determines annual corporate performance objectives for equity compensation and cash bonuses and their related corporate, divisional and individual goals. Based on the CEO’s assessment of the extent to which each executive officer met those objectives and goals, the Committee determines each executive officer’s annual equity compensation and cash bonus. The Compensation Committee also establishes the individual goals and targets for the CEO. All compensation approved by the Compensation Committee is reported to the full Board of Directors. The role of the Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis.”

The Compensation Committee does not have a charter, as it is not required by NASDAQ rules. The Compensation Committee has the authority to seek assistance from officers and employees of the Corporation as well as external legal, accounting and other advisors. It has not retained outside consultants for compensation advice, but can request assistance on an as needed basis. It does not delegate authority to anyone outside of the Compensation Committee. The Human Resources Department supports the Compensation Committee by fulfilling certain administrative duties regarding the compensation programs.

Nominating Committee:

Members: A.C. Latno, Jr., Chairman; P.D. Lynch, and E.B. Sylvester.

The Board of Directors has determined that all members are independent, as defined in NASDAQ rules.

Number of Meetings in 2008: One

Functions: The Nominating Committee is governed by a written charter, which was amended January 25, 2007 and was attached as an exhibit to the Proxy Statement for the 2007 Annual Meeting of Shareholders.

The Nominating Committee screens and recommends qualified candidates for Board membership. This Committee recommends a slate of nominees for each Annual Meeting. As part of that process, it evaluates and considers all candidates submitted by Shareholders in accordance with the Corporation’s bylaws, and considers each existing Board member’s contributions. The Committee applies the same evaluation standards whether the candidate was recommended by a Shareholder or otherwise.

Nominating Directors: The Nominating Committee will consider Shareholder nominations submitted in accordance with Section 2.14 of the Bylaws of the Corporation. That section requires, among other things, that nominations be submitted in writing and must be received by the Corporate Secretary at least 45 days before the anniversary of the date on which the Corporation first mailed its proxy materials for the prior year’s Annual Meeting of Shareholders. If the date for the current year’s Annual Meeting changes more than 30 days from the date on which the prior year’s meeting was held, the Corporation must receive notice a reasonable time before the Corporation mails its proxy materials for the current year.

Nominations must include the following information:

• The principal occupation of the nominee;

• The total number of shares of capital stock of the Corporation that the Shareholder expects will be voted for the nominee;

• The name and address of the notifying Shareholder; and

• The number of shares of capital stock of the Corporation owned by the notifying Shareholder.

The Committee has specified the following minimum qualifications it believes must be met by a nominee for a position on the Board:

• Appropriate personal and professional attributes to meet the Corporation’s needs;

• Highest ethical standards and absolute personal integrity;

• Physical and mental ability to contribute effectively as a Director;

• Willingness and ability to participate actively in Board activities and deliberations;

• Ability to approach problems objectively, rationally and realistically;

• Ability to respond well and to function under pressure;

• Willingness to respect the confidences of the Board and the Corporation;

• Willingness to devote the time necessary to function effectively as a Board member;

• Possess independence necessary to make unbiased evaluation of management performance;

• Be free of any conflict of interest that would violate applicable law or regulation or interfere with ability to perform duties;

• Broad experience, wisdom, vision and integrity;

• Understanding of the Corporation’s business environment; and

• Significant business experience relevant to the operations of the Corporation.

Loan and Investment Committee:

Members: E.B. Sylvester, Chairman; E. Allen, A.C. Latno, Jr. and C.C. MacMillan.

Number of Meetings in 2008: Ten

Functions: This Committee reviews major loans, investment policies, and monitors Community Reinvestment Act compliance.

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to the Corporation’s non-employee members of the Board of Directors in the fiscal year 2008. Directors who are employees of the Corporation receive no compensation for their services as Directors.

Director Compensation Table for Fiscal Year 2008

Name (1)	Fees Earned Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	Total
Etta Allen	$33,200	$29,800	$63,000

Louis E. Bartolini	30,200	339	30,540

E. Joseph Bowler	30,200	0	30,200

Arthur C. Latno, Jr.	43,300	0	43,300

Patrick D. Lynch	35,050	0	35,050

Catherine Cope MacMillan	36,200	0	36,200

Ronald A. Nelson	33,250	0	33,250

Edward B. Sylvester	38,450	5,968	44,418

(1) Non-employee Directors did not receive options or stock awards. During 2008, non-employee Directors of the Corporation each received an annual retainer of $14,000. Each non-employee Director received $1,200 for each meeting of the Board attended and $600 for each Committee meeting attended. The Chairman of each Committee received an additional $250 for each Committee meeting attended. All non-employee Directors are reimbursed for expenses incurred in attending Board and Committee meetings. The Chairman of the Board, David L. Payne, is compensated as an employee and did not receive any compensation as a Director. The Deferred Compensation Plan allows non-employee Directors to defer some or all of their Director compensation with interest earnings credited on deferred compensation accounts.

(2) The amount shown is the interest on Nonqualified Deferred Compensation that exceeds 120% of the long-term Applicable Federal Rate, with compounding, on all cash compensation deferred in 2008 and in previous years.

Westamerica Bancorporation does not have a charitable donations program for Directors nor does it make donations on behalf of any Director(s). The Corporation may make a nominal donation through its Community Relations program to non-profit organizations where a Director(s) may have an affiliation.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

The Compensation Committee governs the executive compensation program that combines three compensation elements: base salary, annual non-equity cash incentives, and long-term stock grants.

Several compensation philosophies and practices underlie this program:

• Base salaries for participants in this program should be limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance.

• Incentive compensation (annual non-equity cash incentives and long-term stock grants) is based on measurement of performance against pre-established objective measurable goals. Specific criteria for each objective are established for “threshold,” “target,” and “outstanding” performance. On any one measure, performance below “threshold” results in no credit for that objective. “Threshold” performance results in a 75% achievement, “target” performance results in 100% achievement, and “outstanding” performance results in 150% achievement. The performance achievement level determines the size of incentive compensation awards.

• Long-term incentive stock grants will be awarded to senior management if the corporate performance level is rated “threshold” or better. The purpose of long-term incentive grants is to:

- motivate senior management to focus on long-term performance;

- avoid excessive risk-taking and instill conservative management practices;

- build equity ownership among Westamerica’s senior management;

- link Shareholder interests to management incentives, and

- create ownership mentality among senior management.

Establishing Incentive Levels, Determining Objectives and Measuring Performance

In administering the executive compensation program, the Compensation Committee determines “target” incentives for each position annually. The Compensation Committee exercises discretion in establishing “target” incentives in an effort to provide competitive pay practices while motivating and rewarding performance that benefits the Corporation’s long-term financial performance and Shareholder interests.

At the beginning of each calendar year, the Compensation Committee establishes annual corporate performance objectives. In establishing corporate performance objectives, the Compensation Committee takes into consideration the current operating environment for the commercial banking industry as well as internal management policies and practices which would, in the Compensation Committee’s opinion, benefit the long-term interests of the Corporation and its Shareholders. The Compensation Committee monitors the banking industry’s operating environment throughout the ensuing year, and may exercise discretion in adjusting corporate performance objectives during the year.

The operating environment for the commercial banking industry is impacted by myriads of factors including, but not limited to, local, national and global economic conditions, interest rate levels and trends, monetary policies of the Federal Reserve Board and its counterparts in other countries, fiscal policies of the United States government and other global political conditions, liquidity in capital markets, the demand for capital by commercial enterprises and consumers, new financial products, competitive response to changing conditions within the industry, trade balances, the changing values of real estate, currencies, commodities, and other assets, and other factors.

Management policies and practices the Board considers in establishing corporate performance objectives include, but are not limited to, management of the Corporation’s balance sheet and product pricing in a manner which will provide consistent growth in long-term financial results for Shareholders, growth in financial products offered by the Corporation, adherence to internal controls, management of the credit risk of Corporation’s loan portfolio, the results of internal, regulatory and external audits, service quality delivered to the Corporation’s customers, service quality of “back office” support departments provided to those offices and departments directly delivering products and services to the Corporation’s customers, maintenance of operating policies and procedures which remain appropriate for risk management in a dynamic environment, timely and efficient integration of acquired companies, operational efficiencies, and capital management practices.

Restricted Performance Shares (“RPS”) represent awards of Westamerica’s common stock subject to achievement of performance objectives established by the Compensation Committee. The Amended and Restated Stock Option Plan of 1995 (“Amended Stock Option Plan”) defines the performance factors the Board must use in administering RPS grants as one or more of the following: earnings, diluted earnings per share, revenue and revenue per diluted share, expenses, share price, return on equity, return on equity relative to the average return on equity for similarly sized institutions, return on assets, return on assets relative to the average return on assets for similarly sized institutions, efficiency ratio (operating expenses divided by operating revenues), net loan losses as a percentage of average loans outstanding, nonperforming assets, and nonperforming assets as a percentage of total assets.

In addition to establishing corporate performance objectives, the Compensation Committee also establishes individual goals for the CEO. In regard to the other executives named in the accompanying tables, the CEO recommends divisional and individual performance objectives to the Compensation Committee, which considers, discusses, adjusts as necessary, and adopts such performance objectives.

At the beginning of each calendar year, the Compensation Committee reviews corporate, divisional, and individual performance against the performance objectives for the year just completed. After thorough review and deliberation, the Compensation Committee determines the recommended amount of individual cash incentives and stock-based incentive awards. The Compensation Committee reports such incentives to the Board of Directors. Meetings of the Compensation Committee and Board of Directors routinely occur in January, immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes.

Stock Grants

Long-term stock grants may only be awarded under Shareholder approved stock-based incentive compensation plans. The Amended Stock Option Plan was approved by Shareholders in 2003. The Amended Stock Option Plan amended the Corporation’s Stock Option Plan of 1995, which was previously approved by Shareholders on April 25, 1995. The Corporation’s Proxy Statement dated March 17, 2003, as filed with the Securities and Exchange Commission (the “SEC”) on that date, summarizes the Amended Stock Option Plan’s changes from the predecessor plan. Such changes included:

• disallowing re-pricing stock options for poor stock performance;

• limiting the number of shares that may be awarded, and;

• requiring the Compensation Committee to meet the definition of independence to enable any award intended to qualify as “performance based compensation” to meet Section 162(m) of the Internal Revenue Code.

The Amended Stock Option Plan allows four types of stock-based compensation awards:

Incentive Stock Options (“ISO”) allow the optionee to buy a certain number of shares of Westamerica common stock at a fixed price, which is established on the date of the option grant. ISOs are intended to meet the requirements of Section 422 of the Internal Revenue Code which provide advantages if certain conditions are met. If the optionee holds the acquired stock for the designated holding period, the optionee defers the timing of recognizing taxable income related to exercising the ISO. If the optionee complies with the ISO requirements, the Corporation does not receive a corporate tax deduction related to the shares issued.

Nonqualified Stock Options (“NQSO”) also give the optionee the option to buy a certain number of shares of Westamerica common stock at a fixed price, which is established on the date of grant. Unlike ISOs, NQSO do not allow deferral of taxable income for the optionee. At the time NQSO are exercised, the optionee incurs taxable income equal to the spread between the exercise price and the market price of the stock, and the Corporation receives a corporate tax deduction in the same amount.

Stock Appreciation Rights (“SAR”) provide the holder a cash payment equal to the difference between the fair market value of the Corporation’s common stock on the date the SAR is surrendered and the fair market value of the Corporation’s common stock on the date the SAR was granted. The optionee incurs taxable income at the time the SAR is settled and the Corporation receives a corporate tax deduction in the same amount.

Restricted Performance Share Grants (“RPS”), as noted above, are awards of the Corporation’s common stock that are subject to the achievement of performance objectives. Award recipients receive shares at the end of the performance measurement period only if performance objectives are achieved. The award recipient incurs taxable income at the time any RPS vests and the Corporation receives a corporate tax deduction in the same amount.

Determination of Awards to Grant

In determining which type of stock-based compensation awards to grant, the Compensation Committee considers the attributes of each form of incentive. For example, the ability to motivate management to make decisions based on the long-term interests of Shareholders, the desire to compensate with shares rather than cash, and the tax consequences of each type of award. The Compensation Committee retains the latitude to utilize all forms of incentives provided under the Amended Stock Option Plan. In the current and preceding years, the Compensation Committee has utilized NQSO and RPS based on the motivational aspects of stock price appreciation, the settlement in shares rather than cash, and the preservation of tax deductions for the Corporation. At February 23, 2009, the Corporation had no ISO or SAR awards outstanding.

Determination of Option Exercise Price

The Amended Stock Option Plan also requires the exercise price of each NQSO or ISO to be no less than one hundred percent (100%) of the fair market value of the Corporation’s common stock on the date of grant. As described above, the Amended Stock Option Plan does not allow re-pricing stock options for poor stock price performance.

Stock-based compensation awards are submitted by the Compensation Committee to the full Board of Directors for review. As described above, these meetings have routinely occurred in the January immediately following the closure of the calendar year for which performance is measured for incentive compensation purposes. The Compensation Committee meeting has routinely been held during the same week as the related Board of Directors meeting. These January meetings follow by no more than ten business days, the Corporation’s public disclosure of its financial results for the preceding year. As a result, stock option grants are awarded, and the exercise price of such grants are determined, at a time when the Corporation has broadly disseminated its financial condition and current operating results to the public. The Corporation’s outstanding stock option grants are dated, and related stock option exercise prices are determined, on the January date the Compensation Committee meets to approve such grants.(1)

(1) Due to merger and acquisition activity, the Corporation converts stock option grants outstanding for acquired companies based on the terms and conditions of related merger agreements. The dating of such converted stock options generally remains as originally dated by the acquired company. As a result, the Corporation at times has options outstanding related to acquisitions with grant dates different from its routine stock option granting practices.

Long-Term Incentive Attributes

The Board of Directors has designated the Compensation Committee as the administrator of the Amended Stock Option Plan. The Compensation Committee reports to the Board the terms and conditions of stock option awards. In carrying out this responsibility, the Compensation Committee designs such awards as long-term incentives. The terms and conditions of currently outstanding awards include:

• NQSO vest one-third (1/3) on each anniversary of the grant date. As such, NQSO grants become fully vested over a three-year period. NQSO grants expire on the tenth anniversary of the grant date. The Corporation does not pay dividends on shares underlying NQSO grants until the optionee exercises the option and the shares are outstanding on a dividend record date.

• RPS awards vest three years following the grant date, only if corporate performance objectives are achieved over the three-year period. The Corporation does not pay dividends on RPS shares until vesting occurs and shares awarded become outstanding on or before a dividend record date.

Compensation for the Chairman, President & CEO

Mr. Payne performs two functions for the Corporation. These two functions tend to be compensated separately at similarly sized banking institutions. Mr. Payne serves as Chairman of the Board and Chief Executive Officer with responsibilities including oversight of the organization and external strategic initiatives. Mr. Payne also serves as President and Chief Operating Officer with responsibilities including daily management of internal operations. Mr. Payne’s total compensation reflects these broad responsibilities. Consistent with the overall compensation philosophy for senior executives, Mr. Payne’s compensation has a greater amount of pay at-risk through incentives than through base salary. Since Mr. Payne is compensated as an executive, he is not eligible to receive compensation as a director.

As noted on page 27 of the proxy under the Pension Benefits Table, during 1997 the Corporation entered into a nonqualified pension agreement (“Pension Agreement”) with Mr. Payne in consideration of Mr. Payne’s agreement that RPS granted in 1995, 1996 and 1997 would be canceled. In entering the Pension Agreement, the Board of Directors considered the following:

• Mr. Payne had a significant beneficial interest in Corporation common stock, which was more than adequate to continue to provide motivation for Mr. Payne to continue managing the Corporation in the best interests of Shareholders.

• In 1997, the Corporation had consummated its largest acquisition, with significant total asset growth of approximately 51 percent. One of the Board’s objectives was to provide a compensation mechanism providing retention features for Mr. Payne. Retention of Mr. Payne as President and Chief Executive Officer was desired following the Corporation’s significant growth. The RPS shares surrendered for the Pension Agreement were scheduled to vest on dates in 1998, 1999 and 2000, while the Pension Agreement was not fully vested until December 31, 2002. Additionally, the 20-year certain pension provided under the Pension Agreement commences upon Mr. Payne’s attainment of age 55, while Mr. Payne was age 42 at the time of entering the Pension Agreement.

• The economic value of the surrendered RPS and the Pension Agreement were considered equivalent based on actuarial assumptions.

Compensation Awarded to Named Executive Officers

Base salaries for participants in the executive compensation program are generally limited to foster an environment where incentive compensation motivates and rewards corporate, divisional, and individual performance. As such, base pay increases are generally infrequent and limited. The non-equity cash incentive formula has the following components:

“Target”		Composite Corporate,		Cash
Cash	X	Divisional and Individual	=	Incentive
Incentive		Performance Level		Award

In structuring performance goals for the named executive officers, the Compensation Committee emphasizes goals, which if achieved, will benefit the overall Corporation. As such, senior management level positions have high relative weighting on corporate objectives, and divisional leadership positions also have significant weighting on divisional objectives. The “target” cash incentive and the weighting of goals for the named executive officers for 2008 performance were as follows:

	“Target” Cash Incentive	Goal Weighting
		Corporate	Divisional	Individual
Mr. Payne	$371,000	80%	—	20%
Mr. Thorson	82,000	55%	25%	20%
Ms. Finger	82,000	55%	25%	20%
Mr. Hansen	73,900	55%	35%	10%
Mr. Robinson	75,000	50%	40%	10%

The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability of the Corporation and its future earnings potential. The 2008 corporate performance goals related to current year “profitability” included return on equity, return on assets and diluted earnings per share. The performance goals designed to maintain the long-term stability of the Corporation include “quality” and “control” components. The “quality” measures include loan portfolio quality measures (classified loans and other real estate owned, non-performing loans and other real estate owned, and net loan losses to average loans) and service quality measures (external service quality to customers and internal service quality of support departments and branches). The “control” measures include non-interest expense to revenues (efficiency ratio), the level of non-interest expenses, and below satisfactory internal audit results. By maintaining both current year “profitability” goals and longer-term “quality” and “control” goals, Management has a disincentive to maximize current earnings and the expense of longer-term results.

For 2008, the Compensation Committee expected a very uncertain operating environment for commercial banks. The Committee acknowledged the Board of Directors had reviewed both a “baseline” budget and a budget assuming a recession would occur in 2008. The severity and duration of any recession would be uncertain. As a result, the Committee determined to initially establish only “target” performance goals for 2008 based on the two budgets, reserving the ability to exercise a certain degree of judgment in adjusting target goals based on the resulting operating environment.

The Compensation Committee monitors the banking industry’s operating environment throughout the year, and may exercise discretion in adjusting the corporate performance objectives. The Compensation Committee determined the 2008 operating environment was generally characterized as follows:

• The economy entered a severe recession. The recession caused significant reductions in real estate values and spending by businesses, consumers and government entities. Due to the weak economy, banks tightened lending standards and borrowers’ financial conditions deteriorated. Average deposits per customer declined due to the weaker economy.

• The Federal Reserve lowered short-term interest rates and credit risk spreads widened. Competitors challenged with weakened liquidity trends responded by offering higher rates on deposit products.

The Compensation Committee also considered management’s response to the current operating environment including:

• In Management’s judgment, the opportunity for loan growth with high credit quality was limited. Further, offering deposit rates at elevated levels to compete with banks experiencing liquidity problems in the current environment was not prudent for the Corporation’s long-term profitability.

• Management chose to limit loan growth. Management maintained conservative loan underwriting practices to maintain the credit quality of the Corporation’s loan portfolio.

• Management applied liquidity from the investment securities portfolio to reduce short-term borrowings as a strategy to reduce the “liability sensitive” nature of the balance sheet. Such balance sheet restructuring would prepare the Corporation for rising interest rates in the future.

The Compensation Committee chose to make adjustments to actual results to take into account the impact of the operating environment and various non-recurring non-operating transactions such as Visa IPO securities gains and litigation liability accruals, and tax refunds. The Compensation Committee also chose to make certain adjustments relative to securities losses on government agency preferred stock brought about by, in the Committee’s judgment, sub-prime underwriting and poor management of the agencies. The Committee acknowledged the Corporation had made long-term investments in such securities prior to 2000. Goals for 2008 “target” corporate performance and adjusted actual results were:

	Performance “Target”	Adjusted Actual Results
Profitability Goals:
Return on average shareholders’ equity	23.1%	23.2%
Return on average assets	2.04%	2.17%
Diluted earnings per share	$3.17	$3.14

Quality Goals:
Classified loans and other real estate owned	$41 million	$29 million
Non-performing loans and other real estate owned	$9.5 million	$6.7 million
Net loan losses to average loans	0.18%	0.20%
Service quality	Improving	Improving

Control Goals:
Non-interest expense to revenues (efficiency ratio)	39.8%	40.1%
Non-interest expenses	$99.6 million	$100.8 million
Below satisfactory internal audits	none	none

In reviewing the operating environment, management’s response to the operating environment, and adjusted results compared to “target” performance goals, the Compensation Committee determined corporate performance to be 109% of target goals.

As described above, divisional and individual goals are used in conjunction with corporate performance goals to determine cash bonus awards.

In addition to daily management responsibilities, Mr. Payne’s individual goals included:

• Effective management of the Corporation in a recessionary environment;

• Replacement of two retiring division managers with effective transition of newly placed executives;

• Activities related to merger and acquisition opportunities;

• Management of credit risk and classified assets, and;

• Consistent customer service delivery throughout branch structure.

Based on individual performance against these goals, the Committee determined Mr. Payne’s individual performance to be 75%. As a result, Mr. Payne’s composite corporate and individual performance level was 101%.

In addition to routine on-going divisional responsibilities, Mr. Thorson managed the Finance Division toward functional goals, which included:

• Personnel development;

• Effective transfer of compliance function into division;

• Improvement in divisional service quality, and;

• Adoption of new accounting standards.

Based on the Finance Division’s results, the Committee determined divisional performance to be 115%.

In addition to daily management responsibilities, Mr. Thorson’s individual goals included:

• Maintain effective communications for investors;

• Accounting and tax related due diligence related to merger opportunities, and;

• Develop strategic plan.

Based on individual performance against these goals, the Committee determined Mr. Thorson’s individual performance to be 130%. As a result, Mr. Thorson’s composite corporate, divisional, and individual performance level was 115%.

In addition to routine on-going divisional responsibilities, Ms. Finger managed the Treasury Division toward functional goals, which included:

• Investment portfolio management including fulfilling Community Reinvestment Act goals;

• Installation of upgraded balance sheet management software;

• Management of balance sheet, including updating revenue forecasts for changes in interest rate environment;

• Manage the daily funding of operations, and;

• Internal service quality.

Based on the Treasury Division’s results, the Committee determined divisional performance to be 115%.

In addition to daily management responsibilities, Ms. Finger’s individual goals included:

• Merger and acquisition support to CEO, including economic analysis on deposit purchase opportunities;

• Personnel recruiting and development for merchant credit card processing operations, and;

• Management of any corporate litigation.

Based on individual performance against these goals, the Committee determined Ms. Finger’s individual performance to be 116%. As a result, Ms. Finger’s composite corporate, divisional and individual performance level was 112%.

In addition to routine on-going divisional responsibilities, Mr. Hansen managed the Operations and Systems Division toward functional goals, which included:

• Improvement in internal service quality;

• Development of information security program;

• Enhancing revenue potential by reducing the cost to produce products, introducing new products, and containing operational losses;

• Maintaining satisfactory internal audit and regulatory exam results throughout division, and;

• Personnel recruitment and development.

Based on the Operations and Systems Division’s results, the Committee determined divisional performance to be 118%.

In addition to daily management responsibilities, Mr. Hansen’s individual goals included:

• Developing divisional management succession plans, and;

• Assessment and development of technological capabilities.

Based on individual performance against these goals, the Committee determined Mr. Hansen’s individual performance to be 119%. As a result, Mr. Hansen’s composite corporate, divisional and individual performance level was 113%.

In addition to routine on-going divisional responsibilities, Mr. Robinson managed the Banking Division toward functional goals which included:

• Expansion and development of sales force;

• Develop consistency in customer sales and service practices across geographic regions;

• Maintaining strong operating controls within branch environment, and;

• Improve customer service delivery.

Based on the Banking Division’s results, the Committee determined divisional performance to be 113%.

In addition to daily management responsibilities, Mr. Robinson’s individual goals included:

• Personnel recruitment and development to position the Corporation for a period of economic growth;

• Complete extensive customer sales calls, and;

• Serve as interim regional manager as necessary.

Based on individual performance against these goals, the Committee determined Mr. Robinson’s individual performance to be 125%. As a result, Mr. Robinson’s composite corporate, divisional and individual performance level was 112%.

Based on the above described performance against objectives, the Committee determined cash incentive awards as follows:

	“Target”		Composite Corporate		Cash
	Cash	X	Divisional and Individual	=	Incentive
	Incentive		Performance Level		Award
Mr. Payne	$371,000		101%		$375,000
Mr. Thorson	82,000		115%		94,000
Ms. Finger	82,000		112%		91,800
Mr. Hansen	73,900		113%		83,600
Mr. Robinson	75,000		112%		84,000

The size of stock grants is determined by corporate performance using a stated formula. For achievement of corporate performance in 2008, the following stock grants were awarded in January 2009:

	“Target” Nonqualified Stock Option Grant		Corporate Performance Level		Nonqualified Stock Option Award

		X		=

Mr. Payne	—		109%		—
Mr. Thorson	19,800		109%		21,600
Ms. Finger	19,800		109%		21,600
Mr. Hansen	18,000		109%		19,600
Mr. Robinson	20,000		109%		21,800

	“Target” RPS Grant		Corporate Performance Level		RPS Award
		X		=

Mr. Payne	—		109%		—
Mr. Thorson	2,600		109%		2,830
Ms. Finger	2,600		109%		2,830
Mr. Hansen	2,340		109%		2,550
Mr. Robinson	2,610		109%		2,850

RPS awards vest three years following the grant date, only if certain corporate performance objectives are achieved over the three-year period. In January 2009, the Compensation Committee evaluated whether the three-year corporate performance objectives were met for RPS awards granted in January 2006. The performance objectives for the RPS granted in January 2006 included:

• 3-year cumulative diluted earnings per share (EPS);

• 3-year average of annual return on average total assets (ROA);

• 3-year average of annual return on average shareholders’ equity relative to industry average ROE (ROE differential);

• Ending non-performing assets to total assets (NPA); and

• 3-year average of annual growth in revenues per share (RevPS growth).

The RPS would vest if any one of the following performance results were achieved:

• 4 of 5 objectives reaching “threshold” performance level;

• 3 of 5 objectives reaching “target” performance level, and;

• 2 of 5 objectives reaching “outstanding” performance level.

The goals and achieved results were:

	Threshold	Target	Outstanding	Result
EPS	$10.30	$10.60	$11.00	Below Threshold
ROA	2.08%	2.13%	2.18%	Target
ROE differential	3.0%	3.5%	4.5%	Outstanding
NPA	0.50%	0.35%	0.20%	Target
RevPS growth	3.0%	4.0%	6.0%	Below Threshold

With three of the five goals achieved at “target” performance level, or higher, the Compensation Committee determined the RPS shares awarded in 2006 were vested upon achievement of three year goals.

Nonqualified Deferred Compensation Programs

The Corporation maintains nonqualified deferred compensation programs to provide senior and mid-level executives facilities to defer compensation in excess of the annual limits imposed on the Corporation’s “401(k)” plan. The Corporation believes these tax deferral programs enhance loyalty and motivate retention of executives. These programs allow executives to defer cash pay and RPS shares upon vesting. The programs also allow Directors to defer Director fees.

• Cash pay deferred in the program accumulates in accounts in the names of the participating Directors and executives. The Corporation credits the balance of these accounts with interest using an interest rate that approximates the crediting rate on corporate-owned life insurance policies, which finance the cash pay deferral program. Deferrals and interest credits represent general obligations of the Corporation.

• The common stock the Corporation issues to executives upon the vesting of RPS grants may be deferred into the program and deposited into a “Rabbi Trust.” Since these shares are outstanding shares of Corporation’s common stock, the Corporation pays dividends on these shares at the same rate paid to all shareholders. The shares held in the “Rabbi Trust” are subject to claims by the Corporation’s creditors.

Employment Contracts

None of the executives named in the accompanying tables have employment contracts with the Corporation.

Compensation in the Event of a Change in Control

The banking industry has significant merger and acquisition activity. To promote retention of senior executives, unvested NQSO and RPS grants contain “change in control” provisions, which trigger full vesting upon a change in control. The Compensation Committee determined that these provisions were appropriate in order to retain executives to continue managing the Corporation after any “change in control” was announced through its ultimate consummation. Since none of the named executive officers have entered employment contracts with the Corporation, they serve in an “at-will” capacity and could terminate their employment at any time. The Compensation Committee felt it would be in the best interests of shareholders to have a retention mechanism in place to provide continuity of management during a “change in control” process. Further, the Committee expects the named executive officers would be terminated by an acquiring institution rather than retained in a similar functional capacity.

The Corporation also maintains a Severance Payment Plan covering all employees to promote employee retention. The Severance Payment Plan provides salary continuation benefits for employees in the event of a “change in control.” The amount of salary continuation benefits is based on years of service and corporate title, but in no event exceed the equivalent of one times annual salary. All named executive officers are eligible for one year’s salary under the plan.

Other

Internal Revenue Code (“IRC”) Section 162(m) places a limit on the amount of compensation that may be deducted by the Corporation in any year with respect to certain of the Corporation’s highest-paid executives. Certain “performance-based compensation” is not counted toward this limit. The Corporation intends generally to qualify compensation paid to executive officers for deductibility under the IRC, including Section 162(m), but reserves the right to pay compensation that is not deductible under Section 162(m).

Board Compensation Committee Report

We, the Compensation Committee of the Board of Directors of the Corporation, have reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, we have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and the Corporation’s Annual Report on Form 10-K for the year ended December, 31, 2008.

Submitted by the Employee Benefits and Compensation Committee

Patrick D. Lynch, Chairman

Etta Allen

Arthur C. Latno, Jr.

Ronald A. Nelson

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Corporation or any of its subsidiaries, or entered into (or agreed to enter into) any transaction or series of transactions with the Corporation or any of its subsidiaries with a value in excess of $120,000. None of the executive officers of the Corporation has served on the Board of Directors or on the Compensation Committee of any other entity, where one of that entity’s executive officers served either on the Board of Directors or on the Compensation Committee of the Corporation.

Summary Compensation Table

The following table sets forth summary compensation information for the chief executive officer, chief financial officer and each of the other three most highly compensated executive officers for the fiscal years ending December 31, 2008, 2007 and 2006. These persons are referred to as named executive officers elsewhere in this proxy statement.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2008

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	TOTAL
David L. Payne	2008	$371,000	$160,952	$0	$375,000	$0	$18,559	$925,511
Chairman,	2007	371,000	0	550,833	$450,000	0	19,330	1,391,163
President & CEO	2006	371,000	0	1,128,333	450,000	0	22,607	1,971,940

Robert A. Thorson	2008	135,000	143,918	136,986	94,000	12,982	20,561	543,447
SVP & Chief	2007	135,000	88,327	116,477	97,800	10,216	17,082	464,902
Financial Officer	2006	135,000	90,996	96,938	97,200	9,286	13,398	442,818

Jennifer J. Finger	2008	129,996	154,000	146,061	91,800	12,346	14,291	548,494
SVP & Treasurer	2007	129,996	99,536	133,043	96,700	8,785	16,978	485,038
	2006	129,996	124,328	128,450	96,800	7,124	18,315	505,013

Dennis R. Hansen	2008	130,008	104,390	112,087	83,600	9,888	31,732	471,705
SVP/Operations & Systems	2007	130,008	51,634	84,685	84,500	7,463	32,284	390,574
Manager	2006	130,008	32,729	65,094	84,200	6,559	29,571	348,161

David L. Robinson	2008	150,000	76,587	99,932	84,000	11,005	21,164	442,688
SVP/Banking Division	2007	136,875	26,240	67,213	90,100	8,616	15,048	344,092
Manager

(1) Stock Awards represent RPS shares as described in the Compensation Discussion & Analysis. The amounts shown represent the amount of employee compensation expense recognized in the Corporation’s financial statements in each calendar year for grants outstanding during each year. The amount expensed is based on the market value of Westamerica common stock. The Corporation recognizes expense for RPS grants over each grant’s three-year vesting period.

(2) The amounts shown represent the amount of employee compensation expense recognized in the Corporation’s financial statements in each calendar year for unexercisable grants outstanding each year. The amount expensed is based on fair values determined at dates of grant. To derive that fair value, a trinomial option-pricing model was used. See the notes accompanying the Corporation’s annual financial statements for the assumptions used and derived fair values.

(3) The amounts shown are non-equity incentive compensation only. No interest or other form of earnings was paid on the compensation.

(4) The amounts include interest paid on deferred cash compensation to the extent the interest exceeds 120% of the long-term Applicable Federal Rates with compounding. The Corporation has no defined benefit pension plan. Mr. Payne has a pension agreement, which is discussed under “Pension Benefits.”

(5) Each of the above named executive officers received less than $10,000 of aggregate perquisites and personal benefits, except for Mr. Hansen who received a car allowance of $12,000. All other compensation includes Corporation contributions to defined contribution plans (401(k) and Profit Sharing), and amounts added to taxable wages using IRS tables for the cost of providing group term life insurance coverage that is more than the cost of $50,000 of coverage. It also includes the dollar value of the benefit to Mr. Payne for the portion of the premium payable by the Corporation with respect to a split dollar life insurance policy (projected on an actuarial basis), and a bonus paid to Mr. Payne in the amount of his portion of the split dollar life insurance premium.

Based on the compensation disclosed in the Summary Compensation Table, approximately 32% of total compensation comes from base salaries. See Compensation Analysis and Discussion for more details.

Grants Of Plan-Based Awards Table For Fiscal Year 2008

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (1)	All Other Stock Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($/Share) (2)	Grant Date Fair Value (3)
		Threshold $	Target $	Maximum $
David L. Payne	1/24/08	$0	$371,000	$556,500	—	—	—	—
	1/24/08	—	—	—	9,440	—	$0	$444,907
	1/24/08	—	—	—	—	0	—	—
John “Robert” A. Thorson	1/24/08	0	82,000	123,000	—	—	—	—
	1/24/08	—	—	—	2,850	—	0	134,320
	1/24/08	—	—	—	—	23,148	47.13	156,712
Jennifer J. Finger	1/24/08	0	82,000	123,000	—	—	—	—
	1/24/08	—	—	—	2,850	—	0	134,320
	1/24/08	—	—	—	—	23,148	47.13	156,712
Dennis R. Hansen	1/24/08	0	73,900	110,850	—	—	—	—
	1/24/08	—	—	—	2,560	—	0	120,653
	1/24/08	—	—	—	—	20,930	47.13	141,696
David L. Robinson	1/24/08	0	75,000	112,500	—	—	—	–—
	1/24/08	—	—	—	2,860	—	0	134,792
	1/24/08	—	—	—	—	23,286	47.13	157,646

(1) Includes RPS grants. There is no dollar amount of consideration paid by any executive officer on the grant or vesting date of an award. The material terms of the RPS grants are as follows:

• The performance and vesting period is three years;

• Multiple performance goals are established by the Compensation Committee for each grant;

• Compensation Committee may revise the goals upon significant events;

• Three-year performance criteria are limited to those provided in the Amended Stock Option Plan, as described on page 13;

• Accelerated vesting occurs upon dissolution or liquidation of the Corporation or sale of all assets to another entity or a tender offer for 5% or more of outstanding stock;

• No dividends are paid or accrued prior to settlement or deferral delivery of shares which takes place approximately two months after vesting.

(2) Includes NQSO grants with an exercise price of not less than 100% of fair market value as of the date of grant. The material terms of the NQSO’s listed in the table are as follows:

• Options vest ratably over three years beginning one year from date of grant;

• Options expire 10 years following grant date;

• Exercise price is 100% of fair market value as defined in the Amended Stock Option Plan;

• Dividends are not paid on unexercised options;

• Vesting ceases upon termination of employment, whatever the reason, except if vesting is accelerated as described below;

• Vested options may be exercised within 90 days of termination of employment and within one year upon death or disability; and

• Accelerated vesting occurs upon dissolution or liquidation of the Corporation or sale of all assets to another corporation or a tender offer for 5% or more of outstanding stock.

(3) The grant date fair value for NQSO awards are is calculated in accordance with SFAS 123(R). RPS grants are valued at the closing market price on the date of grant.

Outstanding Equity Awards Table at Fiscal Year-End 2008

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)
David L. Payne	261,500	—	$24.00000	1/26/10
	168,780	—	39.40625	1/26/11
	250,000	—	38.74000	1/24/12
	250,000	—	40.75000	1/24/13
	250,000	—	49.61000	1/23/14
	250,000	—	52.53900	1/27/15	9,440	$482,856

John “Robert”
A. Thorson	3,510	—	39.40625	1/25/11
	11,090	—	38.74000	1/24/12
	11,770	—	40.75000	1/24/13
	10,830	—	49.61000	1/23/14
	14,400	—	52.53900	1/27/15
	12,292	6,145	52.56000	1/27/16
	7,402	14,802	48.39000	1/26/17
	—	23,148	47.33000	1/25/18	7,570	387,206

Jennifer J. Finger	11,776	—	24.00000	1/26/10
	22,670	—	39.40625	1/26/11
	21,840	—	38.74000	1/24/12
	21,310	—	40.75000	1/24/13
	17,300	—	49.61000	1/23/14
	17,800	—	52.53900	1/27/15
	15,067	7,533	52.56000	1/27/16
	7,402	14,802	48.39000	1/26/17
	—	23,148	47.13000	1/25/18	8,040	411,246

Dennis R. Hansen	8,300	—	24.00000	1/26/10
	11,510	—	39.40625	1/26/11
	11,090	—	38.74000	1/24/12
	10,820	—	40.75000	1/24/13
	8,790	—	49.61000	1/23/14
	9,000	—	52.53900	1/27/15
	7,633	3,816	52.56000	1/27/16
	6,628	13,254	48.39000	1/26/07
	—	20,930	47.13000	1/25/18	5,640	288,486

David L. Robinson	2,700	—	34.56250	1/28/09
	2,710	—	24.00000	1/25/10
	11,510	—	39.40625	1/25/11
	11,090	—	38.74000	1/23/12
	10,820	—	40.75000	1/23/13
	8,790	—	49.61000	1/22/14
	9,000	—	52.53900	1/26/15
	7,633	3,816	52.56000	1/26/16
	3,725	7,450	48.39000	1/25/17
	—	23,286	47.33000	1/24/18	4,230	216,365

(1) Option Awards vest ratably over three years beginning one year from date of grant. Options expiring in 2016 fully vest in January 2009. Options expiring in 2017 will fully vest in January 2010. Options expiring in 2018 fully vest in January 2011.

(2) RPS shares fully vest three years from date of grant if performance goals are met as follows: Ms. Finger - 2,500 shares vest in January 2009, 2,690 shares vest in January 2010 and 2,850 shares vest in January 2011; Messrs Payne - 9,440 shares vest in January 2011; Thorson - 2,030 shares vest in January 2009, 2,690 shares vest in January 2010 and 2,850 shares vest in January 2011; Hansen - 660 shares vest in January 2009, 2,420 shares vest in January 2010 and 2,560 shares vest in January 2011; and Robinson - 660 shares vest in January 2009, 710 shares vest in January 2010 and 2,860 shares vest in January 2011.

Option Exercises And Stock Vested Table for Fiscal Year 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting

David L. Payne	192,090	$3,471,278	–	$0

John “Robert” A. Thorson	22,370	657,872	2,070	97,559

Jennifer J. Finger	21,590	631,695	2,550	120,181

Dennis R. Hansen	13,870	329,426	670	31,577

David L. Robinson	16,260	337,485	670	31,577

(1) Amounts represent value upon vesting of RPS shares. Ms. Finger and Mr. Hansen deferred receipt of RPS shares upon vesting into a rabbi trust for either two years or until termination under the Westamerica Deferral Plan. Dividends are paid in cash during deferral period and distributions are paid in stock.

Pension Benefits for 2008

Name	Plan Name	Present Value of Accumulated Benefit

David L. Payne	Non-Qualified Pension Agreement	$5,362,500

During 1997, the Corporation entered into a nonqualified pension agreement with Mr. Payne in consideration of Mr. Payne’s agreement that RPS awards granted in 1995, 1996 and 1997 would be canceled. In January 2000, the Compensation Committee, based on the Corporation’s achievement of certain performance goals which had first been established for Mr. Payne’s 1995, 1996 and 1997 RPS awards, determined Mr. Payne’s annual pension would be $511,950. The pension will be paid to Mr. Payne for 20 years commencing at age 55.

The discount rate used to determine the present value is 5.80%, as used by the Corporation in determining benefit obligations for its post employment retirement benefits as of December 31, 2008. The obligation is an unfunded general obligation of the Corporation.

Nonqualified Deferred Compensation Table for Fiscal Year 2008

Name	Executive Contributions in Last Fiscal Year (1)(2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions (4)		Aggregate Balance at Last Fiscal Year End

David L. Payne	$0	$0		$0	$0

John “Robert” A. Thorson	$35,705	$64,042	-$	88,761	$691,658

Jennifer J. Finger	$229,795	$218,828	-$	33,925	$1,942,764

Dennis R. Hansen	$82,960	$83,028	-$	8,932	$865,566

David L. Robinson	$39,465	$149,421	-$	18,668	$1,279,365

(1) Aggregate balance of deferred compensation reported as compensation prior to 2008 is as follows; Ms. Finger — $1,757,861; Messrs. Thorson — $716,377; Hansen — $791,470; and Robinson — $1,136,612;.

(2) RPS shares deferred upon vesting in 2008 were recognized as compensation expense in the Corporation’s financial statements and disclosed as compensation in the Summary Compensation Table prior to 2008 and are therefore excluded from the Summary Compensation Table for Fiscal Year 2008. Non-equity incentive plan compensation deferred in 2008 was earned in 2007 and disclosed as compensation in the Summary Compensation Table for 2007 and is therefore excluded from the Summary Compensation Table for Fiscal year 2008.

(3) Includes change in value of deferred RPS shares, dividends earned on deferred RPS shares, and interest earned on deferred cash compensation. The amounts included in Summary Compensation Table for Fiscal Year 2008 on page 23 are as follows: Ms. Finger — $12,346; Messrs. Thorson — $12,982; Robinson — $11,005; and Hansen — $9,888.

(4) Includes dividends paid on deferred RPS shares and delivery of RPS shares pursuant to executive’s elections at the time of deferral.

Under the Westamerica Bancorporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”), Directors and Officers may defer up to 100% of their Director’s compensation, salary and/or non-equity incentive compensation (cash bonus) into a non-qualified, unfunded deferred compensation program. The interest rate paid during 2008 was 7.5%. The interest rate may be changed annually. Interest is compounded semi-monthly. Participants choose in advance from the following distribution commencement dates: termination of employment, January 1 following termination of employment, or a specific date at least five years from date of deferral. Payment is made in a lump sum unless the participant chooses a four-year, five-year, or ten-year annual installment.

Under the Westamerica Bancorporation Deferral Plan, 100% of vested RPS grants may be deferred. Dividends paid on such issued and outstanding shares are paid in cash to the deferral participants, and are paid at the same rate as is paid to all other shareholders. The distribution of deferred RPS shares occurs at least two years after deferral, one month following termination, or the January 1 immediately following termination as elected by the participant at the time of deferral.

Potential Payments Upon Termination or Change in Control

Payments to be made to the named executive officers in the event of termination of employment or change in control are described below.

Termination

Vested NQSOs may be exercised within 90 days of termination and within one year of death or disability. RPS shares vest if the Compensation Committee determines performance goals are met. Terminated employees will receive vested RPS shares if the settlement date of the RPS grant occurs within 90 days of termination. Employees separating from service due to death, disability or retirement are eligible to receive a pro rata portion of granted RPS shares if the Compensation Committee determines that the performance goals are likely to be met for the grant period. The pro rata basis is determined by the number of full years of the grant period completed before date of death, disability or retirement.

Deferred compensation account balances are distributed on January 1 following termination, or a specific date at least five years from the date of deferral in the form of annual payments over four years. Payment may also be made in a lump sum or in annual payments for five or ten years as elected by the participant at the time of deferral. If the participant is one of the named executive officers, benefit distributions that are made upon termination of employment may not start earlier than six months after the date of termination.

Change in Control

A change in control is defined under the Amended Stock Option Plan as Shareholder approval of a dissolution or liquidation of the Corporation or a sale of substantially all of the Corporation’s assets to another corporation, or a tender offer for 5% or more of the Corporation’s outstanding common stock or a merger in which the Corporation’s shareholders before the merger hold less than 50% of the voting power of the surviving corporation after the merger.

In the event of a change in control, unvested NQSOs and RPS shares immediately vest. The value of in-the-money options and RPS shares subject to accelerated vesting for each of the named executive officers is as follows: Ms. Finger: $545,154; Messrs. Payne: $482,856, Robinson: $330,536, Thorson: $521,114, and Hansen: $409,206. The value is computed by multiplying the difference between the market value on December 31, 2008, the last business day of 2008, and the exercise price of each option by the number of shares subject to accelerated vesting.

Under the Corporation’s Severance Payment Plan executive officers receive six weeks pay for every year or partial year of service up to a maximum of one year’s base salary (see Summary Compensation Table for Fiscal Year 2008 for annual base salary for all named executive officers). All named executive officers have met the service requirement for one year’s base salary. Severance pay is paid on a semi-monthly basis, but a lump sum may be paid at the discretion of the Corporation.

Certain Relationships and Related Party Transactions

In accordance with the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving or disapproving all related party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interest. Additionally, the Corporation’s Code of Conduct and Ethics provides rules that restrict transactions with affiliated persons.

Certain of the Directors, executive officers and their associates have had banking transactions with subsidiaries of the Corporation in the ordinary course of business. With the exception of the Corporation’s Employee Loan Program, all outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Corporation, did not involve more than a normal risk of collectibility, and did not present other favorable features. As part of the Employee Loan Program, all employees, including executive officers, are eligible to receive mortgage loans with interest rates one percent (1%) below Westamerica Bank’s prevailing interest rate at the time of loan origination. Westamerica Bank makes all loans to executive officers under the Employee Loan Program in compliance with the applicable restrictions of Section 22(h) of the Federal Reserve Act. Messrs. Hansen, Payne and Thorson have mortgage loans through this Program. The largest aggregate amount of principal during 2008 was $295,158, $540,634 and $423,621, respectively. The principal amount outstanding at December 31, 2008 was $288,231, $527,188 and $410,064, respectively. The amount of principal paid during 2008 was $6,927, $13,446, and $13,557, respectively. The amount of interest paid during 2008 was $10,585, $18,396 and $15,143, respectively. The rate of interest payable on the loan is 3.625%, 4.25% and 3.625% respectively.

Mr. Hansen also has a $99,000 line of credit. The largest amount of principal outstanding during 2008 was $65,938. The amount of principal paid during 2008 was $45,469 and the principal amount outstanding at December 31, 2008 was $65,938. The amount of interest paid during 2008 was $690. The variable rate of interest payable on the line of credit is Wall Street Journal Prime minus 0.5%

Proposal 2 — Approval of the Material Terms of the Performance Criteria for

Performance-Based Awards Under the Amended and Restated Westamerica Bancorporation

Stock Option Plan of 1995, as amended

Shareholders are being asked to approve the material terms of the performance goals that may apply to awards under the Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995, as amended to date (the “Stock Plan”), which has been maintained by the Corporation since 1995. This approval is necessary to preserve the Corporation’s federal income tax deduction for performance-based compensation paid to certain executive officers under Section 162(m) of the Internal Revenue Code (the “Code”) to the extent it is otherwise available.

The Stock Plan allows the Corporation to deliver a significant portion of total executive compensation through stock. We believe this enhances retention by having a large percentage of total compensation derived from stock awards and by using a multi-year vesting schedule for shares awarded. It also aligns management’s interests with shareholders’ long-term interests through a broad array of strategic business priorities that the Corporation believes will contribute to long-term shareholder value and award value that changes with share price.

Section 162(m) Approval

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and certain other named executive officers. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include shareholder approval of the material terms of the performance goals under which the compensation is paid.

Section 162(m) generally requires that shareholders re-approve the material terms of the performance-based award provisions of the Stock Plan every five years or performance-based awards eligible for exemption from the deductibility limitation (other than stock options and stock appreciation rights) may not continue to be granted under the Stock Plan. Shareholders are being asked to re-approve the material terms of the performance-based award feature of the Stock Plan and the related performance criteria that may be referenced in granting performance-based awards so that performance-based awards may continue to be fully tax deductible for federal income tax purposes, to the extent permitted under applicable law. The Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act of 2009 (“ARRA”) lowered the deductibility threshold from $1,000,000 to $500,000 and made deduction of compensation over $500,000 unavailable for as long as Treasury holds equity or debt securities of the Corporation. These provisions are subject to clarification and further guidance from the U.S. Department of the Treasury. We intend to keep our Stock Plan in compliance with section 162(m) to the extent possible so that we are in a position to take advantage of deductibility of compensation when applicable law permits us to do so.

Material Terms of Performance Criteria

The material terms include (1) the employees eligible to receive compensation upon attainment of a goal, (2) the business criteria on which the goals may be based, and (3) the maximum amount payable to an employee upon attainment of a goal. In addition to stock options, performance-based awards are usually in the form of restricted performance shares. Restricted performance shares generally vest three years after grant but only if three-year corporate-level performance goals established by the compensation committee are met. Such key employees as shall be selected by the Compensation Committee in its sole discretion are eligible to receive performance-based awards. No key employee may receive an award for more than 25,000 stock units with respect to a performance period. Under the Stock Plan, the performance factors that the compensation committee may use in making performance-based awards are:

(i) earnings;

(ii) diluted earnings per share;

(iii) revenue and revenue per diluted share;

(iv) expenses;

(v) share price;

(vi) return on equity;

(vii) return on equity relative to the average return on equity for similarly sized institutions;

(viii) return on assets;

(ix) return on assets relative to the average return on assets for similarly sized institutions;

(x) efficiency ratio (operating expenses divided by operating revenues);

(xi) net loan losses as a percentage of average loans outstanding;

(xii) non-performing assets, and;

(xiii) non-performing assets as a percentage of total assets.

The material terms of the performance criteria are set out in Section XI of the Stock Plan. Section XI of the Stock Plan reads as follows:

XI. RESTRICTED PERFORMANCE SHARE GRANTS

1. The Committee shall also have the authority to award Restricted Performance Share Grants pursuant to agreements with such terms and conditions as it deems appropriate, consistent with the purposes of the Plan. In determining whether or not to award a Grant to a particular individual, the Committee shall consider the performance of Westamerica Bancorporation during the prior year and such individual’s performance during such year.

2. Such key Employees as shall be selected by the Committee in its sole discretion (hereinafter the “Grant Participants”) shall be eligible to receive Grants hereunder.

3. The provisions of this Plan applicable to Options shall apply to Grants where the context so permits and as necessary to carry out the purposes of the Plan, as determined by the Committee in its sole discretion.

4. A Grant shall become vested, in full or in installments, upon satisfaction of the conditions set forth in the Grant Agreement. The Committee in its sole discretion shall determine when all or any installment of a Grant is to vest and when a Grant is to expire or be terminated. Grants shall be made in the form of stock units based on the value of a share of Common Stock, and such Grants shall be settled in the form of cash or shares of Common Stock or any combination of both, and may be made in a lump sum or installments. The actual number of Grants eligible for settlement may be larger or smaller than the number included in the Grant Agreement, based on predetermined performance factors. Such performance factors may be established pursuant to the requirements of Section 162(m) of the Code and may include one or more of the following: (i) earnings, (ii) diluted earnings per share, (iii) revenue and revenue per diluted share, (iv) expenses, (v) share price, (vi) return on equity, (vii) return on equity relative to the average return on equity for similarly sized institutions, (viii) return on assets, (ix) return on assets relative to the average return on assets for similarly sized institutions, (x) efficiency ratio (operating expenses divided by operating revenues), (xi) net loan losses as a percentage of average loans outstanding, (xii) non-performing assets and (xiii) non-performing assets as a percentage of total assets, and may be calculated in accordance with the formula established for a “performance period.” A performance period shall be any period not exceeding 36 months, as determined by the Committee in its sole discretion. No key employee shall receive a Grant for more than 25,000 stock units with respect to a performance period. Before any shares of Common Stock and/or cash are paid with respect to a performance period that is intended to comply with Section 162(m) of the Code, the Committee shall certify in writing that the performance factors for such period have been satisfied.

5. All outstanding Grants shall immediately be deemed to be fully vested and the appropriate number of shares of Common Stock shall be issued to the Grant Participants in the event that either (i) the shareholders of the Corporation approve a dissolution or liquidation of the Corporation or a sale of all or substantially all of the Corporation’s assets to another corporation, or (ii) a tender within the meaning of Section 14 of the Exchange Act is made for five percent (5%) or more of the Corporation’s outstanding Common Stock by any person other than the Corporation or any of its Subsidiaries.

For a full copy of the Stock Plan, contact Shareholder Relations at 707-863-6992.

Shareholders are not being asked to increase the number of shares of the Corporation’s common stock available for award grants under the Stock Plan, or otherwise modify the terms of the Stock Plan. If shareholders do not approve the proposal, no additional performance-based awards eligible for exemption from the deductibility limitation will be granted under the Stock Plan but the Corporation may continue to grant stock options and stock appreciation rights designed to qualify as performance-based compensation under Section 162(m) and stock bonuses, restricted stock, performance shares and other types of awards otherwise authorized under the Stock Plan that do not qualify as performance-based compensation under Section 162(m).

Federal Income Tax Consequences

The U.S. federal income tax consequences to the Corporation and its employees of awards under the Stock Plan are complex and subject to change. The following discussion is only a brief summary of the applicable federal income tax rules. Recipients of awards should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Participants will recognize ordinary compensation income when shares are delivered to them upon vesting of stock awards issued under the Stock Plan or when cash amounts if any are paid to them in settlement of awards under the Stock Plan. The amount of income recognized in this situation will be based on the fair market value of the shares received. Subject to any limitations under section 162(m) of the Code and limitations under EESA and ARRA, the Corporation generally will be entitled to a deduction equal to the amount of ordinary income that a participant is required to recognize.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PERFORMANCE CRITERIA FOR PERFORMANCE-BASED AWARDS UNDER THE AMENDED AND RESTATED WESTAMERICA BANCORPORATION STOCK OPTION PLAN OF 1995, AS AMENDED. THE PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

Proposal 3 — THE APPROVAL OF AN ADVISORY PROPOSAL

ON THE CORPORATION’S COMPENSATION OF EXECUTIVES

We believe that our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders. On February 17, 2009, the President signed into law the American Recovery and Reinvestment Act of 2009. One of its provisions requires that any recipient of funds from the U.S. Treasury under its TARP Capital Purchase Program permit shareholders to vote to approve, on a non-binding basis, the compensation of executives, as disclosed in a Corporation’s proxy statement.

On February 6, 2009, only days before enactment of this law, with the assistance of certain guaranties by the FDIC we acquired approximately $1.6 billion in assets and $1.3 billion in deposits of County Bank from the FDIC as its receiver and on February 13, 2009 received $83,726,000 of TARP funds in exchange for the issuance of preferred stock to Treasury. As a result of the issuance of preferred stock to Treasury, we became subject to the requirement to seek shareholder approval under the new law.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the shareholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation discussion and analysis, the compensation tables and any related material) in the Corporation’s proxy statement for the annual meeting of shareholders.”

We believe the Corporation’s financial performance under the most difficult economic conditions in recent memory more than justifies the compensation paid to our executives. Because your vote is advisory, it will not be binding upon the Board or create or imply any additional fiduciary duty by the Board. However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE CORPORATION’S COMPENSATION OF EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY.

INDEPENDENT AUDITORS

The Audit Committee has appointed KPMG LLP (“KPMG”) as the Corporation’s independent auditors for the 2009 fiscal year. KPMG has served as auditors of the Corporation since 1987. In making the determination to reappoint KPMG as the Corporation’s independent auditors, the Audit Committee considered whether the providing of services by KPMG, other than audit services, is compatible with maintaining the independence of the outside auditors.

The Corporation expects representatives of KPMG to attend the Annual Meeting of Shareholders. KPMG will respond to appropriate questions from Shareholders and have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed to the Corporation by KPMG with respect to services performed for fiscal 2008 and 2007 are as follows:

	2008	2007
Audit fees (1)	$705,000	$715,000
Audit related fees	0	0
Tax fees	0	0
All other fees	0	0

	$705,000	$715,000

(1) Audit fees consisted of fees billed by KPMG for professional services rendered for the audit of the Corporation’s consolidated financial statements, reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-Q, and the audit of the Corporation’s internal controls over financial reporting. The audit fees also relate to services such as consents and audits of mortgage banking subsidiaries.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of any public accounting firm engaged by the Corporation for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. Any accounting firm appointed by the Corporation reports directly to the Audit Committee.

The Audit Committee must pre-approve all auditing services and permitted non-audit services by its independent auditors and the fees to be paid by the Corporation for these services, except for those fees qualifying for the “de minimis exception” which provides that the pre-approval requirement for certain non-audit services may be waived if certain expressed standards and requirements are satisfied prior to completion of the audit under certain conditions. This exception requires that the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenue paid to the audit firm by the Corporation during the fiscal year in which the services are provided; at the time of the engagement, the Corporation did not recognize such services to be non-audit services, and; such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee. During fiscal year 2008, there were no non-audit services that were approved using this exception.

The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approvals of non-audit services and fees. In such event, the decisions of the member or members of the committee regarding pre-approvals are presented to the full Audit Committee at its next meeting. The Audit Committee pre-approved 100% of all services performed on behalf of the Corporation by KPMG during fiscal year 2008.

AUDIT COMMITTEE REPORT

The material in this report is not soliciting material and is not deemed filed with the SEC. It is not incorporated by reference in any of the Corporation’s filings under the Securities Act of 1933 or the Exchange Act, whether made in the past or in the future even if any of those filings contain any general incorporation language.

The Audit Committee is composed of four Directors who are neither officers nor employees of the Corporation, and who meet the NASDAQ independence requirements for Audit Committee members. The Audit Committee selects, appoints and retains the Corporation’s independent auditors and is responsible for their compensation and oversight.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors. The auditors express an opinion on the conformity of the Corporation’s annual financial statements to generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for the fiscal year 2008 and discussed them with management and with KPMG, the Corporation’s independent auditors.

Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Management also represented that it performed an assessment of the effectiveness of internal control over financial reporting as of

December 31, 2008, and that internal control over financial reporting was effective. The Audit Committee discussed with the auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended, including the auditors’ judgment about the quality as well as the acceptability of the Corporation’s accounting principles, as applied in its financial reporting.

The auditors also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committees). The Audit Committee discussed with auditors the firm’s independence.

Based on the Audit Committee’s discussion with management and the independent auditors, the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Submitted by the Audit Committee

Ronald A. Nelson, Chairman

Louis E. Bartolini

E.J. Bowler

Catherine C. MacMillan

Shareholder Proposal Guidelines

To be considered for inclusion in the Corporation’s Proxy Statement and form of proxy for next year’s Annual Meeting, Shareholder proposals must be delivered to the Corporate Secretary of the Corporation, 1108 Fifth Avenue, San Rafael, CA 94901, no later than 5:00 p.m. on November 13, 2009. However, if the date of next year’s Annual Meeting is changed by more than 30 days from the date of this year’s Meeting, the notice must be received by the Corporate Secretary a reasonable time before we begin to print and mail our Proxy Statement. All such proposals must meet the requirements of Rule 14a-8 under the Exchange Act.

In order for business, other than a Shareholder proposal submitted for the Corporation’s Proxy Statement, to be properly brought before next year’s Annual Meeting by a Shareholder, the Shareholder must give timely written notice to the Secretary of the Corporation. To be timely, written notice must be received by the Secretary of the Corporation at least 45 days before the anniversary of the day our Proxy Statement was mailed to Shareholders in connection with the previous year’s Annual Meeting. If the date of the current year’s Annual Meeting has been changed by more than 30 days, the deadline is a reasonable time before we begin to mail our Proxy Statement. A Shareholder’s notice must set forth a brief description of the proposed business, the name and residence address of the Shareholder, the number of shares of the Corporation’s common stock that the Shareholder owns and any material interest the Shareholder has in the proposed business.

Westamerica reserves the right to reject, to rule out of order, or to take other appropriate action with respect to any proposal that does not comply with these and other applicable legal requirements.

Shareholder Communication to Board of Directors

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to: Kris Irvine, VP/Corporate Secretary, Westamerica Bancorporation A-2M, P.O. Box 1200, Suisun City, CA 94585. The Directors have established procedures for the handling of communications from Shareholders and other interested parties and have directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the responsibility of one of the Board Committees are to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to management. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any Director who wishes to review them.

Other Matters

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically referred to in this proxy statement. If any other matters should properly come before the Meeting or any postponement or adjournment of the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best business judgment. If a nominee for Director becomes unavailable to serve as a Director, the proxies will vote for any substitute nominated by the Board of Directors.

The Corporation will pay the cost of proxy solicitation. The Corporation has retained the services of Georgeson to assist in the proxy distribution at a cost not to exceed $2,000 plus reasonable out-of-pocket expenses. The Corporation will reimburse banks, brokers and others holding stock in their names or names of nominees or otherwise, for reasonable out-of-pocket expenses incurred in sending proxies and proxy materials to the beneficial owners of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Kris Irvine
VP/Corporate Secretary

Dated: March 13, 2009

Meeting Ticket Request Instructions

WESTAMERICA BANCORPORATION ANNUAL MEETING OF SHAREHOLDERS

11:00 A.M. PACIFIC TIME, THURSDAY, APRIL 23, 2009, FAIRFIELD CENTER FOR CREATIVE ARTS, FAIRFIELD, CALIFORNIA

You can avoid registration lines by marking the Meeting Attendance Box to the right of your signature on your Proxy Card and returning it in the enclosed preaddressed return envelope to Computershare Investor Services, P.O. Box 43102, Providence RI 02940-5068.

Because of seating limitations, no more than one guest will be allowed per shareholder.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

WESTAMERICA BANCORPORATION

Proxy — Westamerica Bancorporation

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTAMERICA BANCORPORATION for the Annual Meeting of Shareholders on April 23, 2009

The undersigned holder hereby authorizes A. Latno, Jr., R. Nelson and E. Sylvester, each with full power of substitution, to represent and vote, as designated on the reverse side, all shares of Common Stock of Westamerica Bancorporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California at 11:00 a.m., Pacific Time, on Thursday, April 23, 2009 upon the matters set forth on the reverse side of this Proxy and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

This Proxy, when properly executed, will be voted as directed herein by the undersigned shareholder. If no direction is indicated, this Proxy will be voted FOR all nominees, FOR Proposal 2, FOR Proposal 3 and in the discretion of the Proxies on all other matters which may properly come before the meeting.

PLEASE MARK, SIGN, DATE, AND MAIL THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed on the other side)

WESTAMERICA BANCORPORATION

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 23, 2009.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - E. Allen 02 - L. Bartolini 03 - E.J. Bowler

04 - A. Latno, Jr. 05 - P. Lynch 06 - C. MacMillan

07 - R. Nelson 08 - D. Payne 09 - E. Sylvester

For Against Abstain For Against Abstain

2. To approve the Material Terms of the Performance Criteria for Performance-Based Awards Under the Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995, as amended.

3. To approve a non-binding advisory vote on executive compensation.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. Receipt is hereby acknowledged of the Proxy Statement for the Meeting and the Corporation’s Annual Report for 2008.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

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<STOCK#> 00ZU2H

March 13, 2009

Dear Participant:

As a participant in the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (the “Plan”), you have an interest in the Annual Meeting of Shareholders of Westamerica Bancorporation which will be held on Thursday, April 23, 2009 (the “Meeting”). You may direct the Trustee of the Plan how to vote all full and fractional shares of Westamerica Bancorporation stock standing to the credit of your individual account(s) (from the Supplemental Retirement Plan Account, Employer Matching Contributions and Employee Contributions) as of February 23, 2009.

For your information, we sent to your household a copy of the Proxy Statement and the Annual Report supplied to shareholders of Westamerica Bancorporation. The Proxy Statement describes three proposals to be voted on by the shareholders of Westamerica Bancorporation at the meeting. The Board of Directors of Westamerica Bancorporation recommends a vote FOR ALL NOMINEES, FOR Proposal 2 and FOR Proposal 3. Please instruct the Trustee how to vote on these proposals by indicating your selection on the reverse of this Proxy card.

If the Trustee does not receive written instructions from you before 1:00 a.m., Central Time, on April 21, 2009, it will vote all the shares for which you are entitled to provide instruction in the same proportion as shares for which instructions are received. Under the terms of the Plan, with respect to fractional shares in plan accounts (from the Supplemental Retirement Plan Account, Employer Matching Contribution and Employee Contributions), the Trustee may pool the results of instructions received from all participants to whom fractional shares have been allocated and vote such shares accordingly. Please instruct the Trustee how to vote your shares. A return envelope is enclosed for your convenience.

Sincerely yours,

Kris Irvine

VP/Corporate Secretary.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

WESTAMERICA BANCORPORATION

Proxy — Westamerica Bancorporation

Voting Instructions

TO THE TRUSTEE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WESTAMERICA BANCORPORATION

For the Annual Meeting of Shareholders on April 23, 2009

The undersigned holder hereby authorizes and instructs the Trustee of the Westamerica Bancorporation Tax Deferred Savings/Retirement Plan to represent and vote, as designated below, all shares of Common Stock of Westamerica Bancorporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of said corporation to be held at the Fairfield Center for Creative Arts, 1035 West Texas Street, Fairfield, California at 11:00 a.m., Pacific Time, on Thursday, April 23, 2009 and any postponement or adjournment thereof.

These voting instructions to the Trustee, when properly executed, will be voted as directed herein by the undersigned shareholder. If no instructions are received, the Trustee will vote all of the shares for which you are entitled to provide instruction in the same proportion as shares for which instructions are received.

PLEASE MARK, SIGN, DATE, AND MAIL THESE VOTING INSTRUCTIONS PROMPTLY, USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed on the other side)

WESTAMERICA BANCORPORATION

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000000000.000000 ext 000000000.000000 ext

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 21, 2009.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

For Withhold

For Withhold

For Withhold

01 - E. Allen 02 - L. Bartolini 03 - E.J. Bowler

04 - A. Latno, Jr. 05 - P. Lynch 06 - C. MacMillan

07 - R. Nelson 08 - D. Payne 09 - E. Sylvester

For Against Abstain

For Against Abstain

2. To approve the Material Terms of the Performance Criteria for Performance-Based Awards Under the Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995, as amended.

3. To approve a non-binding advisory vote on executive compensation.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. Receipt is hereby acknowledged of the Proxy Statement for the Meeting and the Corporation’s Annual Report for 2008.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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<STOCK#> 00ZU2G